EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone REIT I, LLC Form 1-K dated April 30, 2026, of our report, dated April 30, 2026, on our audits of the financial statements of Cardone REIT I, LLC as of December 31, 2025 and 2024, and for the years then ended.

Kaufman, Rossin & Co., P.A.

April 30, 2026

Miami, Florida